Goosehead Announces Role Expansion of Mark Jones, Jr. as Chief Financial Officer and Chief Operating Officer

Westlake, Texas, Aug. 28, 2025 – Goosehead Insurance, Inc. (“Goosehead” or the “Company”) (NASDAQ: GSHD) a rapidly growing and innovative independent personal lines insurance agency that distributes its products and services through corporate and franchise locations throughout the United States today announced that Mark Jones, Jr.’s role as Chief Financial Officer has been expanded to include the Chief Operating Officer position. In this newly combined role, Mark will now oversee the company’s finance, operations, and strategic go-to-market revenue generating functions.

Mark Jones, Jr., who joined Goosehead in 2016, brings substantial leadership experience spanning finance, operations, and corporate strategy. He is currently serving as Chief Financial Officer, where he leads the company’s capital markets, accounting and finance, partnerships and capital allocation strategy.

“Mark has demonstrated exceptional leadership and has a deep understanding of our business from both the financial and go-to-market operational levers, which drive our business,” said Mark Miller, President and CEO. “Combining the CFO and COO responsibilities under Mark’s leadership will strengthen our ability to execute on our long-term strategy, enhance operational discipline, and deliver value for shareholders.”

Mark Jones, Jr. commented, “I am honored to take on this expanded role at such an exciting time in Goosehead’s growth journey. By unifying finance, operations and our go-to-market teams, we will sharpen execution across the organization, position the company for sustained success, and help us progress towards our goal of becoming the largest distributor of personal lines insurance in our founder’s lifetime.”

Mark holds a Bachelors degree in Accounting and a Masters of Science in Finance from Texas A&M University. He is a licensed CPA and has previously served as the Company’s Controller and Vice President of Finance.

About Goosehead Insurance, Inc.
Goosehead (NASDAQ: GSHD) is a rapidly growing and innovative independent personal lines insurance agency that distributes its products and services through corporate and franchise locations throughout the United States. Goosehead was founded on the premise that the consumer should be at the center of our universe and that everything we do should be directed at providing extraordinary value by offering broad product choice and a world-class service experience. Goosehead represents over 200 insurance companies that underwrite personal and commercial lines. For more information, please visit goosehead.com or goosehead.com/become-a-franchisee.

Contacts
Investor Contact:
Dan Farrell
Goosehead Insurance - VP Capital Markets
Phone: (214) 838-5290
Email: dan.farrell@goosehead.com; IR@goosehead.com;

PR Contact:

Mission North for Goosehead Insurance
Email: goosehead@missionnorth.com; PR@goosehead.com